Independent Auditor's Consent
To the Shareholders and Trustees of the
Wexford Trust (Comprised of the Muhlenkamp Fund)

We consent to the use in the Post-Effective Amendment Number 13 to Registration Statement No. 33-20158 on Form N-1A under the Securities Act of 1933 (Amendment Number 12 to Registration Statement No. 811-5469 on Form N-1A under the Investment Company Act of 1940) of our report dated January 23, 1996 on the financial statements and the financial highlights of the Muhlenkamp Fund, the sole series of the Wexford Trust, as of December 31, 1996 and for the periods indicated therein, which are incorporated by reference in and are part of such registration statements.

We also consent to the reference to our firm as the auditor under the heading "Custodian, Auditor and Distributor" in the prospectus.


/S Schneider Downs & Co. Inc.

Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 1, 1996